SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2006

NB&T FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

OHIO	0-23134	31-1004998
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

48 N. South Street, Wilmington, Ohio	45177
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (937) 382-1441

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a material definitive agreement.

On March 3, 2006, NB&T Financial Group, Inc. (the “Company”), and The National Bank and Trust Company (the “Bank”) announced that Timothy L. Smith will be retiring as of March 20, 2006, as the President and the Chief Executive Officer of the Company and the Bank and that effective the same date, John J. Limbert will become the new President and Chief Executive Officer of the Company and the Bank. On March 2, 2006, Mr. Limbert was also elected as a director of each of the Company and the Bank effective as of March 20, 2006, and the Company and the Bank entered into an employment agreement with Mr. Limbert, a copy of which is attached to this Form 8-K as an exhibit. The Employment Agreement provides for a three-year term commencing on March 20, 2006, subject to annual renewal by the Board of Directors. The material terms of the Employment Agreement also include the following:

•	Mr. Limbert will receive a base salary of $300,000 per year, subject to annual review and increase by the Board of Directors.

•	Mr. Limbert will receive a $50,000 bonus with his first paycheck.

•	Mr. Limbert will be awarded on his first day of employment a nonqualified option to purchase 30,000 common shares of the Company at an exercise price equal to the fair market value of a common share of the Company on the date of grant, which option is exercisable one-fifth each year for five years and has a term of ten years. Pursuant to an Option Award Agreement approved by the Board of Directors and effective upon Mr. Limbert’s first date of employment, to the extent the option has not been exercised at the time Mr. Limbert’s employment terminates for any reason other than death, Mr. Limbert forfeits any portion of the option that has not been exercised within 90 days after termination of employment. In the event of Mr. Limbert’s death, the executor or administrator of his estate may exercise Mr. Limbert’s rights under the agreement until 180 days after Mr. Limbert’s death. Upon a “change of control” of the Company, as defined in the Option Award Agreement, the option shall become fully exercisable. The option will not be assignable or transferable except by will or the laws of descent and distribution.

•	Mr. Limbert will be eligible for participation in life, dental, disability and other benefit plans of the Bank available to other employees; consideration for participation in any equity benefit plans established by the Company or the Bank; an automobile allowance of $1,000 per month; and reimbursement for country club dues and initiation fees of not more than $50,000.

•	The Bank will pay Mr. Limbert’s temporary housing expenses for up to six months and moving expenses.

•	If Mr. Limbert’s employment is terminated following a change of control of the Company or the Bank, Mr. Limbert will be entitled to receive approximately three times his annual compensation at the time of the change of control, subject to adjustment to ensure that such payments do not constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, and continuation of health, life and disability coverage under the Company’s and the Bank’s plans, at the expense of the Company and the Bank for up to 24 months.

•	If Mr. Limbert’s employment is terminated by the Company and the Bank other than in connection with a change of control and other than for just cause, or by Mr. Limbert due to certain changes in the conditions of his employment, and before the expiration of the term of the agreement, Mr. Limbert will be entitled to a payment in the amount of his annual salary and the continuation of health, life, disability and other benefits for 18 months or until the earlier date that Mr. Limbert is employed full-time by another employer.

•	The Company and the Bank may terminate Mr. Limbert’s employment at any time for just cause without further obligation to Mr. Limbert.

A news release with respect to Mr. Smith’s retirement and Mr. Limbert’s employment is attached to this Form 8-K as an exhibit.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Timothy L. Smith has informed the Board of Directors of the Company that he will retire from his positions as President and Chief Executive Officer of the Company and the Bank effective on March 20, 2006. Mr. Smith will continue to serve as the Chairman of the Board and a director of both the Company and the Bank.

(c) and (d) John J. Limbert, 58 years of age, has been appointed as the President and the Chief Executive Officer and as a director of the Company and the Bank effective March 20, 2006. Mr. Limbert’s board committee appointments will be determined at a later date. Mr. Limbert most recently served as the President and CEO and a director of CSB Bancorp, Inc., and The Commercial & Savings Bank, located in Millersburg, Ohio, since 2003. CSB Bancorp is a public company with approximately $320 million in assets. Mr. Limbert was the Vice President of Heartland Mortgage Corporation, a subsidiary of Heartland Community Bank in Gahana, Ohio, from 2001 to 2003, and Chief Executive Officer of White Hat Group, LLC, in New Albany, Ohio, performing financial services consulting for financial institutions, prior to his employment with Heartland Mortgage Corporation.

The description of the employment agreement among the Company, the Bank and Mr. Limbert set forth in Item 1.01 of this Form 8-K is incorporated in this Item 5.02 by reference.

Item 7.01 Regulation FD Disclosure

The information set forth in Items 1.01 and 5.02 of this Form 8-K is incorporated by reference in this Item 7.01.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

99.1	Employment Agreement with John J. Limbert

99.2	News Release dated March 3, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NB&T Financial Group, Inc.

By:	/s/Craig F. Fortin
Craig F. Fortin
Senior Vice President, Chief Financial Officer

Date: March 3, 2006